                                                                    EXHIBIT 99.1

                                VARIFLEX, INC.

                          OFFER TO PURCHASE FOR CASH
          UP TO 1,000,000 SHARES OF ITS COMMON STOCK, $.001 PAR VALUE

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW
   YORK TIME, ON JANUARY 20, 1999 UNLESS THE OFFER IS EXTENDED OR TERMINATED
                                    EARLIER


  Variflex, Inc., a Delaware corporation (the "Company"), offers to purchase shares of its common stock, $.001 par value (the "Shares"), at a single price, not greater than $6.00 or less than $5.00 per Share, specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

  The Company will purchase up to 1,000,000 Shares that are properly tendered at a single per Share price (not greater than $6.00 or less than $5.00 per Share) selected by the Company (the "Purchase Price"), after taking into account the number of Shares properly tendered and the prices specified by the tendering stockholders. The Company will select the Purchase Price it is willing to pay and then purchase all Shares properly tendered at or below that Purchase Price and not withdrawn, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms hereof. The Company may purchase less than 1,000,000 Shares if less than 1,000,000 Shares are properly tendered at or below the Purchase Price selected by the Company. However, the Company will purchase at least 200,000 Shares that are properly tendered (or such lesser amount as are properly tendered) for the single lowest per Share Purchase Price that will enable the Company to acquire those Shares.

  Stockholders are not obligated to tender or sell any Shares pursuant to the Offer. If more than 1,000,000 Shares are validly tendered at the Purchase Price, the Company will purchase the Shares on a pro rata basis, except that qualifying Odd Lot Owners (as defined in Section 2) will be given priority as described in Section 2 below.

              THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER
                           OF SHARES BEING TENDERED.

  The Shares are listed and principally traded on The Nasdaq National Market ("Nasdaq") under the symbol "VFLX." On December 10, 1998, the last trading day before the Company announced its intention to make the Offer, the closing sale price as reported on Nasdaq was $5.00 per Share. The Company urges stockholders to obtain current market quotations for the Shares.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS IS RECOMMENDING THAT ANY STOCKHOLDER TENDER OR REFRAIN FROM TENDERING ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. AS OF THE DATE OF THE OFFER, NONE OF THE COMPANY'S DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

  TO TENDER SHARES PROPERLY, STOCKHOLDERS MUST COMPLETE THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

                                   IMPORTANT

  To accept the Offer, stockholders must strictly comply with the instructions contained in the Letter of Transmittal. Any stockholder tendering Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile copy thereof) and mail or deliver it, together with stock certificates representing the tendered Shares and any other required documents, to the American Stock Transfer & Trust Company at the address set forth below, or, if no stock certificates are being sent, follow the procedure for book-entry delivery set forth in Section 3; or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee, if the stockholder desires to tender those Shares. Stockholders who desire to tender Shares and whose certificates for such Shares are not immediately available should tender those Shares by following the procedures for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance concerning this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Ms. Kim Page of the Company at the address and telephone number set forth below.

                                VARIFLEX, INC.
                          5152 North Commerce Avenue
                          Moorpark, California 93021
                           Telephone: (805) 523-0322
                           Facsimile: (805) 523-7384

  For additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, requests may be directed to Reorganization Department at American Stock Transfer & Trust Company at the address and telephone number set forth below.

                    AMERICAN STOCK TRANSFER & TRUST COMPANY
                                40 Wall Street
                                  46th Floor
                           New York, New York 10005
                           Telephone: (718) 921-8200
                           Facsimile: (718) 234-5001

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES & EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

           THE DATE OF THIS OFFER TO PURCHASE IS DECEMBER 18, 1998.

                                 VARIFLEX, INC.

                               OFFER TO PURCHASE

                               TABLE OF CONTENTS

  1. NUMBER OF SHARES; PRORATION.........................................    2
  2. TENDERS BY OWNERS OF FEWER THAN 100 SHARES..........................    3
  3. PROCEDURE FOR TENDERING SHARES......................................    3
  4. WITHDRAWAL RIGHT....................................................    5
  5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE....................    6
  6. CERTAIN CONDITIONS OF THE OFFER.....................................    6
  7. PRICE RANGE OF SHARES...............................................    8
  8. BACKGROUND AND PURPOSE OF THE OFFER.................................    8
  9. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND
      ARRANGEMENTS CONCERNING THE SHARES.................................    9
 10. SOURCE AND AMOUNT OF FUNDS..........................................    9
 11. CERTAIN INFORMATION ABOUT THE COMPANY...............................   10
 12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER
      THE EXCHANGE ACT...................................................   16
 13. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS.............   16
 14. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES........................   16
 15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.....................   18
 16. FEES AND EXPENSES...................................................   18
 17. MISCELLANEOUS.......................................................   18

To the Holders of Common Stock of Variflex, Inc.

                                 INTRODUCTION

  Variflex, Inc., a Delaware corporation (the "Company"), hereby offers to purchase from its stockholders all validly tendered shares of the Company's common stock, up to 1,000,000 shares of common stock, $.001 par value (the "Shares") at a single purchase price per Share, not greater than $6.00 or less than $5.00, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). However, the Company will purchase at least 200,000 Shares that are properly tendered (or such lesser amount as are properly tendered) for the single lowest per Share Purchase Price that will enable the Company to acquire those Shares.

  The Company believes that the purchase of Shares at this time is consistent with the Company's long-term goal of increasing stockholder value. The Company also believes that it is in the best interests of stockholders for the Company to provide liquidity to stockholders without the transaction costs associated with market sale of shares on the secondary market.

  The Company will select a single per Share price (not greater than $6.00 or less than $5.00 per Share) that it will pay for Shares properly tendered pursuant to the Offer (the "Purchase Price"), after taking into account the number of Shares so tendered and the prices specified by the tendering stockholders. The Company will purchase all Shares that are properly tendered at or below the Purchase Price and not withdrawn (up to 1,000,000 Shares) net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms described below. However, the Company will purchase at least 200,000 Shares that are properly tendered (or such lesser amount as are properly tendered) for the single lowest per Share Purchase Price that will enable the Company to acquire those Shares.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

  If, before the Expiration Time (as defined in Section 1), more than 1,000,000 Shares are properly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares first from all Odd Lot Owners (as defined in Section 2) who properly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders who properly tender Shares at or below the Purchase Price. See "Section 1. Number of Shares; Proration" and "Section 2. Tenders by Owners of Fewer than 100 Shares." The Company will return all Shares not purchased under the Offer, including Shares tendered and not withdrawn at prices greater than the Purchase Price and Shares not purchased because of proration. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares. The Company will pay all fees and expenses in connection with the Offer. See "Section 16. Fees and Expenses."

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. NONE OF THE COMPANY'S DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

  The 1,000,000 Shares that the Company is offering to purchase represent approximately 16.6% of the Company's 6,025,397 Shares outstanding as of December 15, 1998.

  The Shares are listed and traded principally on The Nasdaq National Market ("Nasdaq") under the symbol "VFLX." The Company announced its intention to make the Offer prior to the opening of trading on December 11, 1998. The closing per Share sales price as reported on Nasdaq on December 10, 1998 was $5.00. The Company urges stockholders to obtain current market quotations for the Shares.

  THIS OFFER TO PURCHASE AND RELATED TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. NUMBER OF SHARES; PRORATION.

  Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) up to 1,000,000 Shares that are properly tendered on or before the Expiration Time (and not withdrawn in accordance with Section 4) at a price (selected by the Company in the manner set forth below) not greater than $6.00 or less than $5.00 per Share. However, the Company will purchase at least 200,000 Shares that are properly tendered (or such lesser amount as are properly tendered) for the single lowest per Share Purchase Price that will enable the Company to acquire those Shares. The term "Expiration Time" means 5:00 p.m., New York time, on January 20, 1999, unless the Company extends the period of time during which the Offer is open, in which event the term "Expiration Time" shall mean the latest time and date at which the Company shall accept Shares. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also Section 6. Subject to Section 2, if more than 1,000,000 Shares are tendered at or below the Purchase Price selected by the Company prior to the Expiration Time, the Company will purchase those Shares on a pro rata basis. The proration period also expires on the Expiration Time.

  For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through Midnight, New York time.

  In accordance with Instruction 2 of the Letter of Transmittal, each stockholder desiring to tender Shares must specify the price or prices (not greater than $6.00 or less than $5.00 per Share) at which that stockholder is willing to have the Company purchase his or her Shares. As promptly as practicable following the Expiration Time, the Company will select a single Purchase Price (not greater than $6.00 or less than $5.00 per Share) that it will pay for Shares properly tendered pursuant to the Offer, after taking into account the number of Shares tendered and the prices specified by tendering stockholders. All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Time.

  If the number of Shares properly tendered prior to the Expiration Time at or below the Purchase Price is less than or equal to 1,000,000 Shares, the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

  Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Time a greater number of Shares is properly tendered at or below the Purchase Price than the Company will accept for purchase, the Company will accept Shares for purchase in the following order of priority:

    (a) first, all Shares properly tendered at or below the Purchase Price prior to the Expiration Time by any Odd Lot Owner who:

      (1) tenders all Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

      (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

    (b) then, after purchase of all of the foregoing Shares, all of the Shares properly tendered at or below the Purchase Price prior to the Expiration Time on a pro rata basis (with adjustments to avoid purchases of fractional Shares).

In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Time. Although the Company does not expect to be able to announce the final results of such proration until approximately seven Nasdaq trading days after the Expiration Time, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Time. Stockholders may obtain such preliminary information from the Company and may be able to obtain such information from their brokers.

2. TENDERS BY OWNERS OF FEWER THAN 100 SHARES.

  The Company will accept for purchase, without proration, all Shares properly tendered before the Expiration Time at or below the Purchase Price by or on behalf of stockholders who beneficially held, as of the close of business on December 18, 1998, an aggregate of fewer than 100 Shares ("Odd Lot Owners") and who continue to own beneficially all of such Shares as of the Expiration Time. See Section 1. An Odd Lot Owner must properly tender all Shares that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to owners of 100 or more Shares, even if such owners have separate stock certificates for fewer than 100 Shares. Any Odd Lot Owner wishing to tender all Shares beneficially owned by him or her pursuant to this Offer must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. See Section 3.

3. PROCEDURE FOR TENDERING SHARES.

  Proper Tender of Shares. For Shares to be properly tendered pursuant to the
Offer:

    (a) the certificates for the Shares (or confirmation of receipt of the Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Time by American Stock Transfer & Trust Company at its address set forth on the back cover of this Offer to Purchase; or

    (b) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

  As specified in Instruction 2 of the Letter of Transmittal, each stockholder desiring to tender Shares pursuant to the Offer must properly indicate in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" on the Letter of Transmittal the price (in multiples of $0.25) at which his or her Shares are being tendered. Stockholders desiring to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered, except that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. In order to properly tender Shares, one and only one price box must be checked in the appropriate section on each Letter of Transmittal.

  It is a violation of Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-4 promulgated thereunder, for a person to tender Shares for such person's own account unless the person so tendering:

    (a) owns those Shares; or

    (b) owns other securities convertible into or exchangeable for the Shares or owns an option, warrant or right to purchase the Shares and intends to acquire Shares for tender by conversion, exchange or exercise of such option, warrant or right.

  Section 10(b) and Rule 10b-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

  The Company's acceptance of Shares will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer. The tendering stockholder represents that (i) such stockholder owns the Shares being tendered within the meaning of Rule 10b-4 promulgated under the Exchange Act and (ii) the tender of those Shares complies with Rule 10b-4.

  Signature Guarantees and Method of Delivery. Except with respect to book-entry transfer through The Depository Trust Company, all signatures must be guaranteed on all Letters of Transmittal and all other documents required for the transfer of Shares. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by The Depository Trust Company, as the registered owner of the Shares (the "Book-Entry Transfer Facility"), where payment is to be made directly to such registered owner, or if Shares are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made or Shares not purchased or tendered are to be issued to a person other than the registered owner, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered owner appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment of Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the American Stock Transfer & Trust Company of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Company's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Federal Income Tax Withholding. To prevent backup federal income tax withholding equal to 31% of the gross payments made pursuant to the Offer, each stockholder who does not otherwise establish an exemption from such withholding must notify the Company of such stockholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign stockholders must submit Form W-8 in order to avoid backup withholding. For this purpose, a foreign stockholder is a stockholder that is not (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) any estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income.

  For a discussion of certain other federal income tax consequences to tendering stockholders, see Section 14.

  Book-Entry Delivery. American Stock Transfer & Trust Company will establish an account for the benefit of the Company with The Depository Trust Company with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Company's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Company's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and other required documents must, in any case, be transmitted to and received by American Stock Transfer & Trust Company at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the guaranteed delivery procedure set forth below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to American Stock Transfer & Trust Company.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the American Stock Transfer & Trust Company before the Expiration Time, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

    (a) such tender is made by or through an Eligible Institution;

    (b) the American Stock Transfer & Trust Company receives (by hand, mail, telegram or facsimile transmission), on or prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered); and

    (c) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Company's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Company within three Nasdaq trading days after the date the American Stock Transfer & Trust Company receives such Notice of Guaranteed Delivery.

  Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. The Company's decision as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be in the Company's sole discretion and shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or if acceptance of or payment for such Shares may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares. All defects and irregularities must be cured or waived before any tender of Shares will be deemed to be proper. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

4. WITHDRAWAL RIGHT.

  Except as otherwise provided in this Section 4, Shares tendered pursuant to the Offer are irrevocable. Any stockholder desiring to withdraw Shares tendered pursuant to the Offer must notify the American Stock Transfer & Trust Company as set forth below at any time before the Expiration Time or, if not previously accepted for payment by the Company, at any time after 5:00 p.m., New York time, on that date which is twenty business days following Expiration Time.

  For a withdrawal to be effective, the American Stock Transfer & Trust Company must timely receive (at its address set forth on the back cover of this Offer to Purchase) a written, telegraphic, telex or facsimile transmission notice of withdrawal. Such notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered owner, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the American Stock Transfer & Trust Company, then prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. The Company, in its sole discretion, will determine the proper form and validity (including time of receipt) of notices of withdrawal, and such decisions shall be final and binding on all parties. Neither the Company nor any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and no such person will incur any liability for failure to give any such notice. Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered before the Expiration Time by again following any of the procedures described in Section 3.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

  Upon the terms and subject to the conditions of the Offer, the Company will select the Purchase Price it will pay for up to 1,000,000 Shares that are properly tendered, after taking into account the number of Shares tendered and the prices specified by tendering the stockholders. The Company will purchase and pay that Purchase Price for up to 1,000,000 Shares (subject to decrease as provided in Section 1 and Section 15) properly tendered at or below that Purchase Price and not withdrawn as permitted in Section 4, as soon as practicable after the Expiration Time. However, the Company will purchase at least 200,000 Shares that are properly tendered (or such lesser amount as are properly tendered) for the single lowest per Share Purchase Price that will enable the Company to acquire those Shares.

  The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Book-Entry Transfer Facility, as agent for stockholders tendering by book-entry or by transmitting payment to the tendering stockholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Time. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven Nasdaq trading days after the Expiration Time. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who delivered the Shares) as soon as practicable after the Expiration Time without expense to the tendering stockholder. Under no circumstances will the Company pay interest on the Purchase Price.

  The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, if payment of the Purchase Price is to be made to any person other than the registered owner, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of any person other than the registered owner, or if tendered certificates are registered in the name of, any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 8 of the Letter of Transmittal.

  ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE COMPANY) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE
SECTION 3.

6. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, to purchase or to pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and the payment for, Shares tendered, if at any time on or after December 18, 1998 and at or before the time of purchase of any such Shares, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such purchase or payment:

    (a) there shall have been threatened, instituted or pending any action or proceeding by any government, or by any governmental, regulatory or administrative agency, authority or tribunal, or by any other person, domestic or foreign, which:

      (1) challenges the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

      (2) in the Company's sole judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise could materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

    (b) there shall have been any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, which, in the Company's sole judgment, would or might directly or indirectly:

      (1) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

      (2) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares;

      (3) materially impair the contemplated benefits of the Offer to the Company; or

      (4) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries; or

    (c) there shall have occurred:

      (1) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States;

      (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

      (3) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

      (4) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

      (5) any significant decrease in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the Company's business, operations or prospects or on the trading in the Shares; or

      (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof; or

    (d) any change shall occur or be threatened in the business, condition (financial or other), income, operations, Share ownership or prospects of the Company and its subsidiaries, taken as a whole, which, in the Company's sole judgment, is or may be material to the Company; or

    (e) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person.

  The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  The Company's determination concerning the events described in this Section 6 shall be final and conclusive, and shall be binding on all parties.

7. PRICE RANGE OF SHARES.

  The Shares are traded principally on Nasdaq under the symbol "VFLX." The following table sets forth for the periods indicated the high and low closing per Share sale prices on Nasdaq as reported in published financial sources:

                            FISCAL YEAR                           HIGH     LOW
                            -----------                          ------- -------
   1997
    First Quarter (ended October 31, 1996)...................... 6 7/8   5 3/8
    Second Quarter (ended January 31, 1997)..................... 6 1/4   4 3/8
    Third Quarter (ended April 30, 1997)........................ 6       4 5/8
    Fourth Quarter (ended July 31, 1997)........................ 5 5/8   4 1/2
   1998
    First Quarter (ended October 31, 1997)...................... 5       3 3/4
    Second Quarter (ended January 31, 1998)..................... 6 13/16 3 7/8
    Third Quarter (ended April 30, 1998)........................ 6 1/4   4 13/16
    Fourth Quarter (ended July 31, 1998)........................ 6       4 3/4
   1999
    First Quarter (ended October 31, 1998)...................... 5 1/8   4 1/8

  The Company announced its intention to make the Offer after the close of trading on December 10, 1998. The closing per Share sales price as reported on Nasdaq on that day was $5.00. The Company urges stockholders to obtain current quotations of the market price of the Shares.

8. BACKGROUND AND PURPOSE OF THE OFFER.

  The Company has decided to make the Offer because the trading market for the Shares is not active and, in the absence of the Offer, stockholders may not be able to sell their Shares on a timely basis at a reasonable price, and may not be able to sell a substantial number of Shares of the Company's common stock. Furthermore the Company believes that the purchase of Shares at this time is consistent with the Company's long-term goal of increasing stockholder value. Following the repurchase, every remaining stockholder will own a higher percentage of the total Company. For stockholders who sell at a gain, the repurchase may result in more favorable capital gain tax treatment than would be the case with a special dividend of the same aggregate amount. See Section
14. The Company is able to make the Offer because the Board of Directors believes that the remaining balance of cash and marketable securities along with the Company's borrowing capacity will be sufficient to meet the cash needs of the Company for the foreseeable future.

  In addition, the Offer provides stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $6.00 or less than $5.00 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. Any stockholder owning less than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but also will avoid any applicable Odd Lot discounts payable on sales of Odd Lots on Nasdaq and the other exchanges on which Shares are traded. Stockholders whose Shares are not purchased in the Offer will obtain a proportionate increase in their ownership interest in the Company and thus in the Company's future earnings and assets.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES.

  Although the Company has no current plans to acquire additional Shares, the Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Shares that the Company acquires pursuant to the Offer will be deemed treasury stock.

9. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

  As of December 15, 1998, the Company's directors and executive officers as a group beneficially owned an aggregate of 4,011,015 Shares (approximately 58.91%) of the outstanding Shares (including 783,058 Shares which may be acquired by exercise of options or warrants exercisable within 60 days). The Company has been advised that no directors and no executive officers of the Company intend to tender any Shares pursuant to the Offer. If the Company purchases 1,000,000 Shares (or 16.60% of the Company's 6,025,397 Shares outstanding as of December 15, 1998) pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's executive officers and directors as a group would beneficially own approximately 69.05% of the outstanding Shares (including 783,058 Shares which may be acquired by exercise of options or warrants exercisable within 60 days).

  Based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any of the directors, executive officers or affiliates of the Company, nor any associates of any of the foregoing, has effected any transactions in the Shares during the forty business days prior to the date hereof.

  Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

10. SOURCE AND AMOUNT OF FUNDS.

  Assuming the Company purchases all 1,000,000 Shares pursuant to the Offer at a Purchase Price of $6.00 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $6,100,000. It is anticipated that all funds so required will be obtained from the Company's available cash and marketable securities.

11. CERTAIN INFORMATION ABOUT THE COMPANY.

  General Development of Business. The Company is a leading distributor and wholesaler in the United States of in-line skates, skateboards, recreational safety helmets, athletic protective equipment (such as wrist guards, elbow pads and knee pads used by skaters and skateboarders), snowboards and related accessories and portable instant canopies. The Company also plans to introduce a springless trampoline in 1999. The Company designs and develops these products which are then manufactured to the Company's detailed specifications by independent contractors. The Company distributes its products throughout the United States and to foreign countries.

  There are several risks and uncertainties that may affect the future operating results, business and financial condition of the Company, including, without limitation: (1) the risk of reduction in consumer demand for the product categories in which the Company does business or the Company's products in particular; (2) the risk of loss of one or more of the Company's major customers; (3) the risks inherent in the design and development of new products and product enhancements, including those associated with patent issues and marketability; (4) the risk that the Company may not be able to continue to provide its products at prices which are competitive or that it can continue to design and market products that appeal to consumers even if price-competitive; (5) the risk that the Company may not be able to obtain its products and supplies on substantially similar terms, including cost, in order to sustain its operating margins; and (6) the risks inherent in legal proceedings. Readers are also encouraged to refer to the Company's most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q for a further discussion of the Company's business and the risks and opportunities attendant thereto.

  Summary Historical Financial Information. The table set forth on page 11 presents certain summary consolidated historical financial information of the Company and its subsidiaries. The historical financial information at and for the years ended July 31, 1998 and 1997 has been summarized from the Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended July 31, 1998. The historical financial information at and for the three months ended October 31, 1998 and 1997 has been summarized from the Company's unaudited consolidated financial statements as set forth in the Company's Quarterly Report on Form 10-Q for the three months ended October 31, 1998. The following summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such audited and unaudited consolidated financial statements and their related notes.

  Pro Forma Financial Information. The tables set forth on pages 12 and 14 present certain unaudited pro forma consolidated financial information based on historical information which has been adjusted:

    (a) assuming the repurchase of 200,000 Shares and 1,000,000 Shares at a $5.00 Purchase Price and at a $6.00 Purchase Price; and

    (b) as if the transaction had taken place (i) at the beginning of the periods presented for statement of operations purposes and (ii) at the end of the periods presented for balance sheet purposes but, in each case, such information does not purport to be indicative of the results which would actually have been achieved if the Offer had been completed as of the periods indicated or which may be achieved in the future.

  The pro forma financial information should be read in conjunction with the notes set forth on pages 13 and 15 and with the audited and unaudited financial statements and related notes set forth in the Company's Form 10-K and Form 10-Q.

                                 VARIFLEX, INC.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

                                             THREE MONTHS
                                             ENDED OCTOBER    YEAR ENDED JULY
                                                  31,               31,
                                            ----------------  ----------------
                                             1998     1997     1998     1997
                                            -------  -------  -------  -------
                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                         DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
Net sales.................................  $ 8,876  $13,659  $43,148  $51,661
Cost of goods sold........................    7,222   11,498   36,531   44,944
                                            -------  -------  -------  -------
  Gross profit............................    1,654    2,161    6,617    6,717
                                            -------  -------  -------  -------
Operating expenses:
  Selling and marketing...................      956    1,462    4,880    6,344
  General and adminstrative...............    1,092    1,099    4,905    4,255
  Impairment write-off....................      --       --       995      --
                                            -------  -------  -------  -------
Total operating expenses..................    2,048    2,561   10,780   10,599
                                            -------  -------  -------  -------
Loss from operations......................     (394)    (400)  (4,163)  (3,882)
                                            -------  -------  -------  -------
Other income (expense):
  Interest expense........................      --       --       --       (39)
  Interest income and other...............      502      256    1,459      838
                                            -------  -------  -------  -------
Total other income (expense)..............      502      256    1,459      799
                                            -------  -------  -------  -------
Income (loss) before income taxes.........      108     (144)  (2,704)  (3,083)
(Benefit from) provision for income
 taxes....................................      --      (123)     784   (1,278)
                                            -------  -------  -------  -------
Net income (loss).........................  $   108  $   (21) $(3,488) $(1,805)
                                            =======  =======  =======  =======
Net income (loss) per share of common
 stock:
  Basic...................................  $  0.02  $ (0.00) $ (0.58) $ (0.30)
  Diluted.................................  $  0.02  $ (0.00) $ (0.58) $ (0.30)
Weighted average shares outstanding:
  Basic...................................    6,025    6,025    6,025    6,025
  Diluted.................................    6,047    6,025    6,025    6,025
CONSOLIDATED BALANCE SHEET DATA
Total current assets......................  $44,464  $47,522  $44,166  $45,003
Total current liabilities.................    6,976    7,184    4,883    4,793
Working capital...........................   37,488   40,338   39,283   40,210
Total assets..............................   45,027   50,286   44,755   47,893
Total liabilities.........................    6,976    7,184    4,883    4,793
Total stockholders' equity................   38,051   43,102   39,872   43,100
Net book value per share..................  $  6.32  $  7.15  $  6.62  $  7.15

                                 VARIFLEX, INC.

          SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION AND NOTES

                                   TABLE ONE

                         QUARTER ENDED OCTOBER 31, 1998    YEAR ENDED JULY 31, 1998
                         ------------------------------ ------------------------------
                                         PRO FORMA                      PRO FORMA
                                    -------------------            -------------------
                                      200,000 SHARES                 200,000 SHARES
                                         TENDERED                       TENDERED
                                    -------------------            -------------------
                                    AT $5.00  AT $6.00             AT $5.00  AT $6.00
                         HISTORICAL PER SHARE PER SHARE HISTORICAL PER SHARE PER SHARE
                         ---------- --------- --------- ---------- --------- ---------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA
Net sales...............  $ 8,876    $ 8,876   $ 8,876   $43,148    $43,148   $43,148
Cost of goods sold......    7,222      7,222     7,222    36,531     36,531    36,531
                          -------    -------   -------   -------    -------   -------
  Gross profit..........    1,654      1,654     1,654     6,617      6,617     6,617
                          -------    -------   -------   -------    -------   -------
Operating expenses:
  Selling and
   marketing............      956        956       956     4,880      4,880     4,880
  General and
   administrative.......    1,092      1,092     1,092     4,905      4,905     4,905
  Impairment write-off..      --         --        --        995        995       995
                          -------    -------   -------   -------    -------   -------
Total operating
 expenses...............    2,048      2,048     2,048    10,780     10,780    10,780
                          -------    -------   -------   -------    -------   -------
Loss from operations....     (394)      (394)     (394)   (4,163)    (4,163)   (4,163)
                          -------    -------   -------   -------    -------   -------
Other income (expense):
  Interest income and
   other................      502        480       476     1,459      1,392     1,380
                          -------    -------   -------   -------    -------   -------
Total other income
 (expense)..............      502        480       476     1,459      1,392     1,380
                          -------    -------   -------   -------    -------   -------
Income (loss) before
 income taxes...........      108         86        82    (2,704)    (2,771)   (2,783)
Provision for income
 taxes..................      --         --        --        784        784       784
                          -------    -------   -------   -------    -------   -------
Net income (loss).......  $   108    $    86   $    82   $(3,488)   $(3,555)  $(3,567)
                          =======    =======   =======   =======    =======   =======
Net income (loss) per
 share of common stock:
  Basic.................  $  0.02    $  0.01   $  0.01   $ (0.58)   $ (0.61)  $ (0.61)
  Diluted...............  $  0.02    $  0.01   $  0.01   $ (0.58)   $ (0.61)  $ (0.61)
Weighted average shares
 outstanding:
  Basic.................    6,025      5,825     5,825     6,025      5,825     5,825
  Diluted...............    6,047      5,847     5,847     6,025      5,825     5,825
CONSOLIDATED BALANCE
 SHEET DATA
Total current assets....  $44,464    $43,364   $43,164   $44,166    $43,066   $42,866
Total current
 liabilities............    6,976      6,976     6,976     4,883      4,883     4,883
Working capital.........   37,488     36,388    36,188    39,283     38,183    37,983
Total assets............   45,027     43,927    43,727    44,755     43,655    43,455
Total liabilities.......    6,976      6,976     6,976     4,883      4,883     4,883
Total stockholders'
 equity.................   38,051     36,951    36,751    39,872     38,772    38,572
Net book value per
share...................  $  6.32    $  6.34   $  6.31   $  6.62    $  6.66   $  6.62

          NOTES TO SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

  Pro Forma Financial Information. Table One above sets forth certain unaudited pro forma consolidated financial information based on historical information which has been adjusted:

    (a) to reflect the repurchase of 200,000 shares at a $5.00 purchase price and at a $6.00 purchase price and the estimated cost of the offering of approximately $100,000; and

    (b) as if the transaction had taken place (i) at the beginning of the periods presented for statement of operations purposes and (ii) at the end of the periods presented for balance sheet purposes but, in each case, such information does not purport to be indicative of the results which would actually have been achieved if the Offer had been completed as of the periods indicated or which may be achieved in the future; and

    (c) assuming the repurchase is financed from funds available from the disposition of marketable securities consisting principally of bond mutual funds. Interest and other income has been reduced by the amount of interest earned during the period on the amount required to finance the repurchase based on the weighted average interest rate on the Company's marketable securities portfolio of 7.98% and 6.07% for the quarter ended October 31, 1998 and the year ended July 31, 1998, respectively; and

    (d) net book value per share is calculated as total stockholders' equity divided by the number of Shares outstanding at the end of the period.

  The pro forma financial information should be read in conjunction with the notes set forth above and with the audited and unaudited financial statements and related notes set forth in the 1998 Form 10-K and the October 31, 1998 Form 10-Q.

                                 VARIFLEX, INC.

          SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION AND NOTES

                                   TABLE TWO

                         QUARTER ENDED OCTOBER 31, 1998    YEAR ENDED JULY 31, 1998
                         ------------------------------ ------------------------------
                                         PRO FORMA                      PRO FORMA
                                    -------------------            -------------------
                                     1,000,000 SHARES               1,000,000 SHARES
                                         TENDERED                       TENDERED
                                    -------------------            -------------------
                                    AT $5.00  AT $6.00             AT $5.00  AT $6.00
                         HISTORICAL PER SHARE PER SHARE HISTORICAL PER SHARE PER SHARE
                         ---------- --------- --------- ---------- --------- ---------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA
Net sales...............  $ 8,876    $ 8,876   $ 8,876   $43,148    $43,148   $43,148
Cost of goods sold......    7,222      7,222     7,222    36,531     36,531    36,531
                          -------    -------   -------   -------    -------   -------
  Gross profit..........    1,654      1,654     1,654     6,617      6,617     6,617
                          -------    -------   -------   -------    -------   -------
Operating expenses:
  Selling and
   marketing............      956        956       956     4,880      4,880     4,880
  General and
   administrative.......    1,092      1,092     1,092     4,905      4,905     4,905
  Impairment write-off..      --         --        --        995        995       995
                          -------    -------   -------   -------    -------   -------
Total operating
 expenses...............    2,048      2,048     2,048    10,780     10,780    10,780
                          -------    -------   -------   -------    -------   -------
Loss from operations....     (394)      (394)     (394)   (4,163)    (4,163)   (4,163)
                          -------    -------   -------   -------    -------   -------
Other income (expense):
  Interest income and
   other................      502        401       381     1,459      1,149     1,089
                          -------    -------   -------   -------    -------   -------
Total other income
 (expense)..............      502        401       381     1,459      1,149     1,089
                          -------    -------   -------   -------    -------   -------
Income (loss) before
 income taxes...........      108          7       (13)   (2,704)    (3,014)   (3,074)
Provision for income
 taxes..................      --         --        --        784        784       784
                          -------    -------   -------   -------    -------   -------
Net income (loss).......  $   108    $     7   $   (13)  $(3,488)   $(3,798)  $(3,858)
                          =======    =======   =======   =======    =======   =======
Net income (loss) per
 share of common stock:
  Basic.................  $  0.02    $  0.00   $ (0.00)  $ (0.58)   $ (0.76)  $ (0.77)
  Diluted...............  $  0.02    $  0.00   $ (0.00)  $ (0.58)   $ (0.76)  $ (0.77)
Weighted average shares
 outstanding:
  Basic.................    6,025      5,025     5,025     6,025      5,025     5,025
  Diluted...............    6,047      5,047     5,047     6,025      5,025     5,025
CONSOLIDATED BALANCE
SHEET DATA
Total current assets....  $44,464    $39,364   $38,364   $44,166    $39,066   $38,066
Total current
 liabilities............    6,976      6,976     6,976     4,883      4,883     4,883
Working capital.........   37,488     32,388    31,388    39,283     34,183    33,183
Total assets............   45,027     39,927    38,927    44,755     39,655    38,655
Total liabilities.......    6,976      6,976     6,976     4,883      4,883     4,883
Total stockholders'
 equity.................   38,051     32,951    31,951    39,872     34,772    33,772
Net book value per
share...................  $  6.32    $  6.56   $  6.36   $  6.62    $  6.92   $  6.72

          NOTES TO SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

  Pro Forma Financial Information. Table Two above sets forth certain unaudited pro forma consolidated financial information based on historical information which has been adjusted:

    (a) to reflect the repurchase of 1,000,000 shares at a $5.00 purchase price and at a $6.00 purchase price and the estimated cost of the offering of approximately $100,000; and

    (b) as if the transaction had taken place (i) at the beginning of the periods presented for statement of operations purposes and (ii) at the end of the periods presented for balance sheet purposes but, in each case, such information does not purport to be indicative of the results which would actually have been achieved if the Offer had been completed as of the periods indicated or which may be achieved in the future; and

    (c) assuming the repurchase is financed from funds available from the disposition of marketable securities consisting principally of bond mutual funds. Interest and other income has been reduced by the amount of interest earned during the period on the amount required to finance the repurchase based on the weighted average interest rate on the Company's marketable securities portfolio of 7.98% and 6.07% for the quarter ended October 31, 1998 and the year ended July 31, 1998, respectively; and

    (d) net book value per share is calculated as total stockholders' equity divided by the number of Shares outstanding at the end of the period.

  The pro forma financial information should be read in conjunction with the notes set forth above and with the audited and unaudited financial statements and related notes set forth in the 1998 Form 10-K and the October 31, 1998 Form 10-Q.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

  The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, the Company anticipates that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of Nasdaq, the Company believes that its purchase of Shares pursuant to the Offer will not cause its remaining Shares to be delisted from that exchange.

  The Shares are registered under the Exchange Act. The Company is required, among other things, to furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company has no present intention to apply to the Commission to deregister the Shares under the Exchange Act and intends to continue to file periodic reports thereunder.

13. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS.

  The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6.

14. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

  The discussion set forth below of the federal income tax consequences of participating in the Offer is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to stockholders. The consequences to any particular stockholder may differ depending upon that stockholder's own circumstances and tax position. In addition, certain types of stockholders (including corporations, financial institutions, tax-exempt organizations, foreign persons and persons who acquired their Shares upon the exercise of employee stock options or otherwise as compensation) may be subject to special rules. The discussion does not consider the effect of any applicable foreign, state or local tax laws. EACH STOCKHOLDER IS URGED TO CONSULT A TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

  For purposes of this discussion, stockholders are assumed to hold their Shares as capital assets (generally, property held for investment).

  The sale of Shares pursuant to the Offer will be a taxable transaction, the consequences of which will be determined under the stock redemption rules of
Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"). Under those rules, the entire cash proceeds received by a stockholder for his Shares pursuant to the Offer will be treated as a distribution taxable as a dividend (to the extent of the Company's available "earnings and profits"), without regard to gain or loss realized unless the particular stockholder satisfies one of the three tests described below. If any of the tests is satisfied, the stockholder will recognize capital gain or loss equal to the difference between the cash proceeds received for the Shares pursuant to the Offer and the tax basis of such Shares.

  Under Section 302, the entire proceeds received from the sale of Shares pursuant to the Offer will be treated as a distribution unless the sale (a) results in a "complete redemption" of the stockholder's stock in the Company,
(b) is "substantially disproportionate" with respect to the stockholder, or
(c) is "not essentially equivalent to a dividend" with respect to the stockholder. In determining whether any of these tests is satisfied, a stockholder must take into account both Shares actually owned by such stockholder and any Shares considered to be owned by such stockholder by reason of the constructive ownership rules set forth in Section 318 of the Code. Under Section 318, a stockholder generally will be considered to own Shares which such stockholder has the right to acquire (e.g., pursuant to options) and Shares which are owned (and, in some cases, constructively owned) by certain members of the stockholder's family and by certain entities (such as corporations, partnerships, trusts and estates) in which such stockholder, a member of such stockholder's family, or a related entity has an interest.

  A sale of Shares pursuant to the Offer will result in a "complete redemption" of a stockholder's stock in the Company if, pursuant to the Offer, the Company purchases all of the Shares actually and constructively owned by the stockholder. If the stockholder's sale of Shares pursuant to the Offer includes all Shares actually owned by the stockholder but the stockholder continues to constructively own Shares held by family members, such stockholder may nevertheless qualify for "complete redemption" treatment if certain tests are satisfied and if the stockholder properly follows filing and notification procedures described in Treasury Regulations. Stockholders in this position should consult their own tax advisors.

  The sale of Shares pursuant to the Offer will be "substantially disproportionate" with respect to a stockholder if, immediately after the Offer, such stockholder's actual and constructive percentage ownership of Shares is less than 80% of the stockholder's actual and constructive percentage ownership of Shares immediately before the purchase of Shares pursuant to the Offer.

  In order for the sale of Shares by a stockholder pursuant to the Offer to qualify as "not essentially equivalent to a dividend," the stockholder must experience a "meaningful reduction" in his proportionate interest in the Company as a result of such sale, after taking into account the constructive ownership rules. The Internal Revenue Service has held in a published ruling that, under the particular facts of that ruling, a very small reduction in the stock ownership of a stockholder constituted a "meaningful reduction" when the stockholder owned an insignificant percentage of the corporation's stock before and after a redemption and did not exercise any control over corporate affairs. Stockholders seeking to rely on this test should consult their own tax advisors as to the application of this standard because each case will be determined on the basis of its particular facts and circumstances.

  Stockholders should be aware that their ability to satisfy any of the foregoing tests may be affected by any proration pursuant to the Offer. In addition, an acquisition or disposition of Shares (including market purchases and sales) substantially contemporaneous with the Offer may be taken into account in determining whether any of the tests described above is satisfied.

  If none of the tests described above is satisfied with respect to a stockholder, such stockholder's receipt of cash for Shares pursuant to the Offer will be treated as a distribution, taxable as a dividend to the extent of the Company's available "earnings and profits." Any cash received in excess of such earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the stockholder's basis in his or her Shares, and, thereafter, as a capital gain to the extent it exceeds the stockholder's basis.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER (INCLUDING THE APPLICABILITY AND EFFECT OF THE CONSTRUCTIVE OWNERSHIP RULES AND FOREIGN, STATE AND LOCAL TAX LAWS) OF THE SALE OF SHARES PURSUANT TO THE OFFER.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

  The Company expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open by making a public announcement of such extension. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6, in each case by making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company either pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, then the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES.

  The American Stock Transfer & Trust Company will act as a depositary of certificate shares in connection with the Offer. The Company will pay all expenses in connection with acting as a depositary, including reasonable attorneys' fees.

  The Company will pay approximately $15,000 to American Stock Transfer & Trust Company for soliciting Shares pursuant to the Offer. The Company will also, on request, reimburse American Stock Transfer & Trust Company for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. American Stock Transfer & Trust Company has been authorized to act as the Company's agent for purposes of the Offer.

  The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 8 of the Letter of Transmittal.

17. MISCELLANEOUS.

  The Offer is not being made to, nor will the Company accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction.

                            ADDITIONAL INFORMATION.

  Additional information about the Company is set out in its Annual Report on Form 10-K; its Proxy Statement dated November 3, 1998; and its Quarterly Report on Form 10-Q for the quarter ended October 31, 1998. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Securities and Exchange Commission (the "Commission") which includes certain additional information relating to the Offer. The Company regularly files reports on Form 10-K and Form 10-Q as well as other periodic reports, proxy statements, and other information (including information about its officers and directors, their holdings of Shares, its principal stockholders, and any material interest of such persons in transactions with the Company) with the Commission.

  Such material can be inspected and copied at the Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at its regional offices at Room 1029, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278; and Room 1242, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies may also be obtained by mail from the Commission's Public Reference Branch, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Schedule 13E-4 will not be available at the Commission's regional offices. The Commission also maintains a web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

                                          VARIFLEX, INC.

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or other nominee to the American Stock Transfer & Trust Company at its address set forth below:

                              By Mail or By Hand:

                    American Stock Transfer & Trust Company
                                40 Wall Street
                                  46th Floor
                           New York, New York 10005
                           Telephone: (718) 921-8200
                           Facsimile: (718) 234-5001
                     Attention: Reorganization Department

  Any questions or requests for assistance concerning this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Ms. Kim Page at Variflex, Inc., 5152 North Commerce Avenue, Moorpark, California 93021, (805) 523-0322. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.